Pricing Supplement Dated April 26, 2001                           Rule 424(b)(3)
(To Prospectus Dated February 20, 2001)                       File No. 333-55440

                     GENERAL MOTORS ACCEPTANCE CORPORATION
                       Medium-Term Notes - Floating Rate
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Agent:                      Merrill Lynch, Chase Securities Inc., Salomon Smith
                            Barney, Lehman Brothers, UBS Warburg, Morgan Stanley
Principal Amount:           $631,500,000.00
Agent's Discount
  or Commission:            $884,100.00
Net Proceeds to Company:    $630,615,900.00
Initial Interest Rate:      Reset on the Issue Date (also an Interest
                            Reset Date).
Issue Date:                 05/01/01
Maturity Date:              05/04/04
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Calculation Agent:  GMAC
Interest Calculation:
        /X/  Regular Floating Rate Note
Interest Rate Basis: / / CD Rate             / / Commercial Paper Rate
                     / / Prime Rate          / / Federal Funds Rate
                     /X/ LIBOR (see below)   / / Treasury Rate
                     / / Other
                         (see attached)

        If LIBOR, Designated LIBOR Page / / Reuters Page: / / or
        /X/ Telerate Page: 3750

Interest Reset Dates:    Each February 4, May 4, August 4, and November 4.
                         The first interest reset date will be May 1, 2001.
                         The final  reset  date will be  February 4, 2004.

Interest Payment Dates:  Each  February  4, May 4, August 4, and
                         November 4 commencing August 4, 2001 and ending May 4, 2004.

Index Maturity:          3 Months

Spread (+/-):            +.80%

Day Count Convention:
      /X/ Actual/360 for the period from 05/01/01 to 05/04/04
      / / Actual/Actual for the period from / / to / /
      / / 30/360 for the period from / / to / /

Redemption:
      /X/ The Notes cannot be redeemed prior to the Stated Maturity Date. / / The Notes may be redeemed prior to Stated Maturity Date.
      / / Initial Redemption Date:
          Initial Redemption Percentage: ___%
          Annual Redemption Percentage Reduction: ___% until Redemption Percentage is 100% of the Principal Amount.

Repayment:
      /X/ The Notes cannot be repaid prior to the Maturity Date.
      / / The Notes can be repaid prior to the Maturity Date at the option of the holder of the Notes. (See Below)
      / / Optional Repayment Date(s):
          Repayment Price:    %

Currency:
      Specified Currency: U.S. (If other than U.S. dollars, see attached) Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  / / Yes     /X/ No
      Total Amount of OID:            Yield to Maturity:
      Initial Accrual Period:

Form: /X/  Book-Entry              / /  Certificated
Other:/X/  Principal               / /  Agent

If as principal:
      / / The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
      /X/ The Notes are beings offered at a fixed initial public offering price of 100% of principal amount.

If as agent:
      The Notes are being offered at a fixed initial public offering price of XX% of principal amount.